Consent of Independent Registered Public Accounting Firm







The Board of Trustees
Citigroup Alternative Investments Tax Advantaged Short Term Fund:


We consent to the references to our firm under the headings "Financial Highlights", "Independent Registered Public Accounting Firm and Legal Counsel" and "Inquiries and Financial Information" and the use of our reports dated June 8, 2006 and February 27, 2007 incorporated herein by reference.





KPMG LLP


New York, New York
March 27, 2007